Exhibit 3.3

Form 426	Resolution Relating to a Series of Shares	This space reserved for office use.
(Revised 05/11)
Return in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: $15

Entity Information

The name of the corporation is:

Mangoceuticals, Inc.

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is: 0804264096

Copy of Resolution
(Please check only one box.)

☐	A copy of a resolution establishing and designating a series of shares is attached.

☐	A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐	A copy of a resolution deleting an established series is attached.

☒	A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on: 03/17/2025 mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: _______________________________________

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: _______________________________________

1

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: March 17, 2025

/s/ Jacob D. Cohen
Chief Executive Officer
Signature and title of authorized officer

2

MANGOCEUTICALS, INC. CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

of

SERIES B CONVERTIBLE PREFERRED STOCK OF

MANGOCEUTICALS, INC.

Pursuant to Sections 21.155 and 21.364(g) of the

Texas Business Organizations Code

Mangoceuticals, Inc., a Texas corporation (the “Company”), hereby certifies that the following resolution was adopted by (a) the Board of Directors of the Company (the “Board of Directors”); and (b) the majority shareholders of the Company’s outstanding Series B Convertible Preferred Stock (the “Majority Stockholders”), pursuant to Sections

21.155 and 21.364(g) of the Texas Business Organizations Code.

WHEREAS, the Board of Directors created a series of preferred stock called the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) pursuant to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Mangoceuticals, Inc., filed with the Secretary of State of the State of Texas on March 28, 2024, which was amended by the filing of a Certificate of Amendment to Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Mangoceuticals, Inc., filed with the Secretary of State of Texas on June 27, 2024 (as amended to date, the “Certificate of Designations”);

WHEREAS, unless otherwise specified in this Certificate of Amendment, all terms herein shall have the same meanings ascribed to them in the Certificate of Designations; and

WHEREAS, the Board of Directors and Majority Stockholders believes that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Designations to decrease the conversion price and floor price thereunder, to remove certain dividend rights thereunder and to exclude Mango & Peaches Corp. from the definition of Change of Control Transaction set forth therein, each as set forth below.

RESOLVED, that the definition of “Change of Control Transaction” in Section 1 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital shares of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Shares and the other Securities); (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction; (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date); or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above. Notwithstanding the above, no transactions between the Original Issue Date, through the date that all Preferred Shares have either been converted into Common Shares or redeemed by the Corporation, between the Corporation and Mango & Peaches Corp., a subsidiary of the Company (“Mango & Peaches”), or involving the securities, the assets, the Board of Directors, or the shareholders of Mango & Peaches, including, but not limited to any transaction which would otherwise be deemed a Change of Control Transaction (each a “Mango & Peaches Transaction”), shall be deemed a Change of Control Transaction hereunder.”

RESOLVED, that Section 3 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

“Section 3. Dividends.

3.1 Dividends in General. The Preferred Shares shall not accrue any dividends and shall not participate in any dividends, except as expressly set forth in Section 3.2, below.

3.2 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Internal Revenue Code) on its Common Shares, each Holder of Shares of Preferred Shares shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole Common Shares into which all Preferred Shares held of record by such Holder are convertible pursuant to Section 6 herein as of the record date for such dividend or distribution, if any, or, if there is no specified record date, as of the date of such dividend or distribution. Notwithstanding the foregoing, Holders shall have no right of participation in connection with dividends or distributions made to stockholders of Common Shares consisting solely Common Shares.

3.2 Non-Cash Distributions. Whenever a distribution provided for in Section 3.2 shall be payable in property other than cash, the value of such distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.3 Other Distributions. Subject to the terms of this Certificate of Designations, and to the fullest extent permitted by the Texas Business Organizations Code, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

3.4 Variable Rate Transactions. So long as any Preferred Shares shall remain outstanding, the Corporation shall be prohibited from effecting or entering into an agreement to effect any issuance by the Corporation or any of its Subsidiaries of Common Shares, Common Share Equivalents, Preferred Shares or Preferred Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, except for an equity line of credit. “Variable Rate Transaction” means a transaction in which the Corporation issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Shares or Preferred Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares or Preferred Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Shares or Preferred Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an “at-the-market offering”, whereby the Corporation may issue securities at a future determined price. Any Holder shall be entitled to obtain injunctive relief against the Corporation to preclude any such issuance, which remedy shall be in addition to any right to collect damages.”

RESOLVED, that Section 6(b) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

“b)Conversion Price. The conversion price for the Preferred Shares shall be equal to $1.50 per share, subject to adjustment herein (the “Set Price”, the “Conversion Price” and the “Floor Price”).”

RESOLVED, that this Certificate of Amendment shall be effective as filed by the Texas Secretary of State; and it is further

RESOLVED, that except for the matters set forth in this Certificate Amendment, all other terms of the Certificate of Designations shall remain unchanged and in full force and effect.

[Signature on Following Page]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed in its name and on its behalf on this 17th day of March 2025.

Mangoceuticals, Inc.

By:	/s/ Jacob D. Cohen
Name:	Jacob D. Cohen
Title:	Chief Executive Officer

Signature Page to Certificate of Amendment

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